Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276131

Prospectus Supplement No. 12

(To Prospectus dated December 29, 2023)

ALLURION TECHNOLOGIES, INC.

Up to 9,482,468 Shares of Common Stock

This prospectus supplement no. 12 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-276131). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2024 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR” and our public warrants are listed on the NYSE under the symbol “ALUR.WS”. On December 18, 2024, the last quoted sale price for shares of our common stock as reported on the NYSE was $0.3101 per share, and the last quoted sale price for our public warrants as reported on the NYSE was $0.0340 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 19, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

Allurion Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41767	92-2182207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive
Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 647-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 1.420455 shares of common stock, each at an exercise price of $8.10 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 16, 2024, Allurion Technologies, Inc. (the “Company”) reconvened its previously adjourned 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to consider and vote on six proposals, each of which is described in detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 8, 2024 (the “Proxy Statement”).

The following actions were taken at the Annual Meeting:

1.

Proposal 1: The following three nominees were re-elected to serve as Class I directors on the Company’s Board of Directors (the “Board”) until the Company’s 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, based on the following votes:

Nominee	Votes For	Withheld	Broker Non-Votes
Shantanu Gaur, M.D.	33,679,178	3,498,179	4,189,522
Krishna Gupta	27,155,018	10,022,339	4,189,522
Nicholas Lewin	33,537,846	3,639,511	4,189,522

2.

Proposal 2: The stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to combine the outstanding shares of the Company’s common stock into a lesser number of outstanding shares, by a ratio of not less than 1-for-10 and not more than 1-for-25, with the exact ratio to be set within this range by the Board in its sole discretion. The results of such vote were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
39,926,423	1,291,769	148,687	0

3.

Proposal 3: The stockholders approved the issuance of shares of common stock upon conversion of the Notes pursuant to the Note Purchase Agreement (as such terms are defined in the Proxy Statement) to comply with New York Stock Exchange (“NYSE”) Listing Rule 312.03(b)(i). The results of such vote were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
33,638,672	2,017,402	1,521,283	4,189,522

4.

Proposal 4: The stockholders approved the issuance of shares of common stock upon conversion of the Series A Preferred Stock and exercise of Private Placement Warrants (as such terms are defined in the Proxy Statement) to comply with NYSE Listing Rule 312.03(b)(i). The results of such vote were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
33,525,699	1,910,572	1,741,086	4,189,522

5.

Proposal 5: The stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The results of such vote were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
40,689,197	552,101	125,581	0

The proposal to adjourn the Annual Meeting, if necessary, to permit further solicitation and vote of proxies in the event that there were insufficient votes in favor of Proposals 2, 3 and 4, was not acted upon at the Annual Meeting since there were sufficient votes to approve Proposals 2, 3 and 4.

No other matters were submitted to or voted on by the Company’s stockholders at the Annual Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLURION TECHNOLOGIES, INC.

Date: December 18, 2024	By:	/s/ Brendan Gibbons
	Name:	Brendan Gibbons
	Title:	Chief Legal Officer